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Sun Healthcare Group, Inc. Announces

Term Loan Acceleration and Scheduled Foreclosure Sale

Irvine, Calif. (May 21, 2003) - Sun Healthcare Group, Inc. (OTC-SUHG.OB) today announced that Dallas Lease & Finance, L.P., an affiliate of Highland Capital and the administrative agent under the Term Loan and Note Purchase Agreement (the "Term Loan Agreement") between the Company and certain of its lenders, has declared the entirety of the Term Loan to be due and payable. The administrative agent published a notice of a scheduled foreclosure sale in today's edition of the Wall Street Journal. In that sale, Highland Capital will seek to sell all of the stock of certain of the Company's indirect subsidiaries that provide pharmaceutical services. The Company is currently negotiating with the term lenders and administrative agent toward a forbearance agreement.

The Term Loan Agreement is comprised of a three-year $20.0 million term loan and a three-year $23.7 million original issue discount note of which the Company's borrowing capacity was limited to $20.0 million. The Term Loan Agreement is secured primarily by a first security pledge of the stock of subsidiaries that provide pharmaceutical services and a second priority security interest in substantially all of the Company's other assets. The Company received all funds available under the Term Loan Agreement at the time it emerged from bankruptcy on February 28, 2002, and no additional funding was or is anticipated under the Term Loan Agreement. The Company previously disclosed that the lenders under the Term Loan Agreement have asserted that the Company is in default of various covenants thereunder. The Company has also disclosed ongoing defaults asserted by lenders under its senior revolving loan agreement.

Richard K. Matros, chairman and chief executive officer of the Company, stated, "We are in the midst of discussions with our lenders to address their concerns sufficiently to allow the term lenders to withdraw the acceleration of the Term Loan and forbear from exercising their remedies. The Company will continue to take all actions required to create the greatest possible value for all of its constituents and stakeholders."

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Headquartered in Irvine, California, Sun Healthcare Group, Inc. owns many of the country's leading healthcare providers. Through its wholly-owned SunBridge Healthcare Corporation subsidiary and its affiliated companies, Sun's affiliates together operate more than 200 long-term and postacute care facilities in 25 states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, pharmacy, home care and other ancillary services for the healthcare industry.

For further information regarding the Company and the matters reported herein, see the Company's Report on Form 10-K for the year ended December 31, 2002, a copy of which is available at the Company's website at www.sunh.com.

Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: continued funding of the Company by its revolving loan lenders while the Company remains in default under its loan agreements; the ability to complete asset sales on a timely basis to provide liquidity to complete its restructuring; changes in pharmacy legislation and payment formulas; changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; our ability to complete a restructuring of the Company to create a viable entity; and the potential impact an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2002, and other public filings made with the Securities and Exchange Commission.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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